FOR IMMEDIATE RELEASE

                      DYNAMIC HOMES SIGNS LETTER OF INTENT
                               FOR SELLING COMPANY

JUNE 21, 2000--DETROIT LAKES, MN--Dynamic Homes, Inc. (Nasdaq: DYHM) today announced it has signed a letter of intent to be acquired by an entity to be formed by 3 directors of Dynamic Homes. The letter of intent was approved by a special committee of three persons who are independent of Dynamic Homes and its directors. The pending all-cash transaction is valued at $2.55 per share, compared to the closing market price of $1.94 per share at the close of trading on June 20.

The acquisition of the Company, which is subject to a definitive agreement and various contingencies, is expected to be completed in September. It is anticipated that the Company's manufacturing facility will remain in Detroit Lakes.

Scott D. Lindemann, president and chief executive officer commented: "As previously announced, the Board of Directors has been evaluating various strategic alternatives for Dynamic Homes over the past nine months. We concluded that selling Dynamic Homes was the proper course of action, since this transaction will generate substantial value for our shareholders and also serve the best interests of our dedicated and loyal employees."

Dynamic Homes is a leading regional builder of modular single-family homes and multi-family/commercial buildings. Its products are marketed through a network of builder-dealers in Minnesota, Iowa, Nebraska, North and South Dakota and Wisconsin.

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For information,  contact:
Scott D. Lindemann, President
218/847-2611

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Statements about the Company's anticipated performance in 2000 are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: the ability to complete the Company's pending sale in a timely manner, the strength and timing of incoming orders, interest rates, the health of the region's agricultural economy, competitive considerations, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.
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